CERTIFICATE OF REGISTRATION

No. 1545

I Hereby Certify that
Centaur Guernsey L.P. Inc.
(which has elected to have a legal personality)
which changed its name to
Acelity L.P. Inc.
(which has elected to have a legal personality)

whose registered office is
Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GUERNSEY, GY1 2HJ

Was registered in the Register of Limited Partnerships of the Island of Guernsey on the 26th October 2011, having complied with the requirements for registration imposed by the Limited Partnerships (Guernsey) Law, 1995.

Greffe, Guernsey this 1st day of September 2014
Her Majesty’s Deputy Greffier